Exhibit 10.3

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of March 21, 2014, by and among LIN Media LLC, a Delaware limited liability company (“Lares”), Media General, Inc., a Virginia corporation (“Mercury”), and Standard General Fund, L.P., a Delaware limited partnership, and Standard General Communications, LLC, a Delaware limited liability company (collectively, the “Shareholders”).

W I T N E S S E T H:

WHEREAS, as of the date of this Agreement, each Shareholder is the record and “beneficial owner” (as defined under Rule 13d-3 under the Exchange Act) of the shares of Mercury Voting Common Stock set forth opposite such Shareholder’s name on Schedule A attached hereto (all such shares of Mercury Voting Common Stock, the “Owned Shares”, and together with any shares of Mercury Voting Common Stock acquired by a Shareholder after the date hereof, the Shareholder’s “Subject Shares”);

WHEREAS, concurrently herewith, Mercury, Mercury New Holdco, Inc., a Virginia corporation (“New Holdco”), Mercury Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Mercury Merger Sub 2, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and Lares are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Mercury and Lares wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Mercury (the “First Merger”), with Mercury being the surviving company in the First Merger, and (b) a merger of Merger Sub 2 with and into Lares (the “Second Merger”, and together with the First Merger, the “Mergers”, and the effective time of the Second Merger, the “Second Merger Effective Time”), with Lares being the surviving limited liability company in the Second Merger;

WHEREAS, the affirmative vote of holders of a majority of all votes cast by holders of shares of Mercury Voting Common Stock is the only vote of the holders of any class or series of Mercury’s capital stock necessary to approve the Mercury Charter Amendment and the New Holdco Share Issuance; and

WHEREAS, as a condition to the willingness of Lares to enter into the Merger Agreement, and as inducement and in consideration therefor, Lares has required that the Shareholders agree, and the Shareholders have agreed, in their capacity as shareholders of Mercury, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1 Defined Terms. For purposes of this Agreement, capitalized terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

SECTION 1.2 Other Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, neither Lares nor Mercury shall be deemed to be an Affiliate of any Shareholder.

(b) “Mercury Voting Common Stock” means the Voting Common Stock, no par value, of Mercury.

(c) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(d) “Voting Period” means the period from and including the date of this Agreement through and including the earlier to occur of (i) the Second Merger Effective Time, and (ii) the termination of the Merger Agreement in accordance with its terms.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

SECTION 2.1 Agreement to Vote.

(a) Each Shareholder hereby agrees that during the Voting Period, at any meeting of the shareholders of Mercury, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Mercury or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Mercury is sought with respect to the matters described in this Section 2.1, each Shareholder shall vote (or cause to be voted), or execute consents with respect to, as applicable, all of the Subject Shares owned by such Shareholder as of the applicable record date (x) in favor of the approval and adoption of the Mercury Charter Amendment, the New Holdco Share Issuance and the other transactions contemplated by the Merger Agreement, and (y) against each of the matters set forth in clauses (i), (ii) and (iii) below, whether such vote or consent is required or requested pursuant to applicable Law or otherwise:

(i) any Acquisition Proposal with respect to Mercury, other than transactions contemplated by the Merger Agreement;

(ii) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Mercury contained in the Merger Agreement or of such Shareholder contained in this Agreement; and

(iii) any action, proposal, transaction or agreement involving Mercury or any of its Subsidiaries that is intended or would reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the consummation of the First Merger or the other transactions contemplated by the Merger Agreement.

(b) With respect to any meeting of the shareholders of Mercury held during the Voting Period, each Shareholder shall, or shall cause the holder of record of its Subject Shares on any applicable record date to, appear at such meeting or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

SECTION 2.2 Grant of Irrevocable Proxy. Each Shareholder hereby irrevocably appoints Lares and any of its respective designees, and each of them individually, as such Shareholder’s proxy, with full power of substitution and resubstitution, to vote or execute consents during the Voting Period, with respect to such Shareholder’s Subject Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 2.1 (the “Proxy Matters”). This proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder shall not directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of its Subject Shares that is inconsistent with Section 2.1 or this Section 2.2. It is expressly agreed that the proxy granted herein shall survive beyond the eleventh month after the date hereof to the extent the Voting Period is still in effect.

SECTION 2.3 Nature of Irrevocable Proxy. The proxy granted pursuant to Section 2.2 by each Shareholder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Shareholder with regard to such Shareholder’s Subject Shares in respect of the Proxy Matters, and such Shareholder acknowledges that the proxy constitutes an inducement for Lares to enter into the Merger Agreement. The proxy granted by each Shareholder is a durable proxy and shall survive the bankruptcy, dissolution, death or incapacity of such Shareholder. The proxy granted hereunder shall terminate only upon the expiration of the Voting Period.

ARTICLE III
GENERAL COVENANTS

SECTION 3.1 General Covenants. Each Shareholder agrees that such Shareholder shall not:

(a) enter into any agreement, commitment, letter of intent, agreement in principle or understanding with any Person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, such Shareholder’s covenants and obligations under this Agreement; or

(b) take any action that restricts or otherwise adversely affects such Shareholder’s legal power, authority and right to comply with and perform such Shareholder’s covenants and obligations under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Shareholders

Each Shareholder hereby represents and warrants to Lares and Mercury as follows:

SECTION 4.1 Authorization. Such Shareholder has all necessary legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming it has been duly and validly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 4.2 Ownership of Subject Shares. As of the date hereof, such Shareholder does not own, beneficially or otherwise, any shares of Mercury Voting Common Stock or any other securities of Mercury other than such Shareholder’s Owned Shares listed opposite such Shareholder’s name on Schedule A attached hereto. As of the date hereof, such Shareholder is the sole record and beneficial owner of all of such Shareholder’s Owned Shares, free and clear of all Liens of every nature whatsoever (including any restriction on the right to vote or otherwise transfer such Owned Shares), except as provided under this Agreement or pursuant to any applicable restrictions on transfer under the Securities Act.

SECTION 4.3 Power to Vote Shares. Such Shareholder has sole voting power, sole power to issue instructions with respect to the matters set forth in this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Subject Shares, with no limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement. Any proxies granted by such Shareholder in respect of any or all of its Owned Shares prior to and including the date hereof (except as set forth herein) in respect of the Proxy Matters have been revoked.

SECTION 4.4 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person (other than such approvals of such Shareholder’s Affiliates as have been obtained on or prior to the date hereof) is necessary for the execution of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by such Shareholder, or the consummation by such Shareholder of the transactions contemplated by this Agreement or compliance by such Shareholder with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents, if applicable, of such Shareholder, (ii) result in, give rise to or constitute a violation or breach of or a default (or any event which with notice or lapse of time or both would become a violation, breach or default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Subject Shares pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, lease, license, permit, agreement, commitment, arrangement, understanding, or other obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, or (iii) violate any applicable law, rule, regulation, order, judgment, or decree applicable to such Shareholder, except for in each case under clauses (i) and (ii) as would not impair such Shareholder’s ability to perform its obligations under this Agreement.

SECTION 4.5 Acknowledgement. Such Shareholder understands and acknowledges that Lares is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE V
representations and warranties of LARES

Lares hereby represents and warrants to the Shareholders as follows:

SECTION 5.1 Authorization. Lares has all necessary legal capacity, limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Lares and, assuming it has been duly and validly executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Lares, enforceable against each in accordance with the terms of this Agreement, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity.

SECTION 5.2 No Conflicts. Except as set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws), (x) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other Person is necessary for the execution of this Agreement by Lares and the performance by Lares of its obligations hereunder, and (y) none of the execution and delivery of this Agreement by Lares, or the consummation by Lares of the transactions contemplated by this Agreement or compliance by Lares with any of the provisions of this Agreement shall (i) conflict with or result in any breach of the organizational documents of Lares, (ii) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any of the terms, conditions or provisions of any note, contract, lease, license, permit, agreement, commitment, arrangement, understanding, mortgage, bond, indenture, or other obligation of any kind to which Lares is a party or by which Lares or any of its properties is bound; or (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Entity that is binding on Lares or any of its properties, except for in each case under clauses (i) through (iii) as would not impair the ability of such party to perform its obligations under this Agreement.

ARTICLE VI
termination

SECTION 6.1 This Agreement and all obligations of the parties hereunder shall automatically terminate upon the expiration of the Voting Period. Upon the termination of this Agreement, none of the parties hereto shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, however, that Sections 7.2, and 7.6 through 7.13 shall survive termination of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall not relieve any party from any liability, or prevent any party from seeking any remedies (at law or in equity) against any other party, for that party’s breach of any of its representations, warranties, covenants or obligations under this Agreement prior such termination.

ARTICLE VII
miscellaneous

SECTION 7.1 No Agreement as Director or Officer. Notwithstanding any provision of this Agreement to the contrary, the Shareholders have entered into this Agreement in their capacity as shareholders of Mercury, and nothing in this Agreement shall limit, restrict or otherwise affect Soohyung Kim in his capacity as a director of Mercury from acting in such capacity or voting in his sole discretion on any matter, including in exercising rights under the Merger Agreement.

SECTION 7.2 Publication. Each Shareholder hereby consents to and authorizes New Holdco, Mercury and/or Lares to publish and disclose in any and all applicable filings with the SEC, the FCC or any other Governmental Entity, and any other announcements, disclosures or filings required by applicable Law such Shareholder’s identity and ownership of shares of Mercury Voting Common Stock and the nature of such Shareholder’s commitments, arrangements and understandings pursuant to this Agreement and/or the Merger Agreement.

SECTION 7.3 Amendments, Waivers, etc. This Agreement may be amended by an instrument in writing signed on behalf of Mercury and each of the Shareholders that would be bound by such amendment. Any agreement on the part of any party hereto to any waiver of compliance with any representations, warranties, covenants or agreements contained in this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 7.4 Enforcement of Agreement; Specific Performance. The Shareholders acknowledge and agree that Lares would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any Shareholder could not be adequately compensated by monetary damages alone and that Lares would not have any adequate remedy at law. Accordingly, Lares shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to seek and obtain (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The Shareholders further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law. Each Shareholder hereby expressly further waives (i) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each Shareholder agrees that Lares’s initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms. If a court of competent jurisdiction denies such relief, Lares may seek alternative remedies, including damages in the same or another proceeding.

SECTION 7.5 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally or if sent via facsimile (with confirmation via express courier utilizing next-day service), (ii) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (iii) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)     If to Lares, addressed to it at:

c/o LIN Media LLC
One West Exchange Street, Suite 5A
Providence, Rhode Island 02903
Attention: Denise M. Parent, Office of General Counsel
Facsimile: (401) 454-2817

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention: Glenn D. West, Esq.

                    James R. Griffin, Esq.
Facsimile: (214) 746-7777

(b)     If to Mercury, addressed to it at:

c/o Media General, Inc.
333 E. Franklin Street
Richmond, VA 23293

Attention: Andrew C. Carington, Esq., General Counsel
Facsimile: (804) 887-7021

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:     Philip Richter, Esq.
                       Abigail Bomba, Esq.
Facsimile:     (212) 859-4000

(c)     If to any Shareholder, addressed to it at the address set forth below such Shareholder’s signature hereto:

with a copy (which shall not constitute notice) to:

c/o Standard General LP

767 Fifth Avenue, 12th Floor
New York, NY 10153

Attention: Joseph Mause

Facsimile: (212) 257-4738

or to that other address as any party shall specify by written notice so given, and notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered.

SECTION 7.6 Headings; Titles. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable Law.

SECTION 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of this invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon determination that any term or other provision is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 7.8 Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to in this Agreement, and any documents delivered by the parties in connection herewith), constitutes the entire agreement among the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

SECTION 7.9 Assignment; Binding Effect; No Third Party Beneficiaries; Further Action. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties; provided that Lares may assign its rights, interests or obligations hereunder to one or more of its Subsidiaries. This Agreement shall be binding upon and shall inure to the benefit of Lares and its respective successors and assigns and shall be binding upon the Shareholders and the Shareholders’ successors, assigns, heirs, executors and administrators. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person (other than, in the case of Lares or its respective successors and assigns and, in the case of the Shareholders, the Shareholders’ successors, assigns, heirs, executors and administrators) any rights, remedies, obligations or liabilities under or by reason of this Agreement. Each of the Shareholders and Lares shall take any further action and execute any other instruments as may be reasonably requested by the other parties to this Agreement to effectuate the intent of this Agreement.

SECTION 7.10 Mutual Drafting. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. This Agreement shall not be deemed to have been prepared or drafted by any one party or another or any party’s attorneys.

SECTION 7.11 Governing Law and Consent to Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the Commonwealth of Virginia, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the United States District Court for the Eastern District of Virginia (or, if that court does not have jurisdiction, the Circuit Court for the City of Richmond, Virginia), and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 7.12 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

SECTION 7.13 Liability. The rights and obligations of each of the Shareholders under this Agreement shall be several and not joint. All references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly. Except for any liability for claims, losses, damages, liabilities or other obligations arising out of an Shareholder’s failure to perform its obligations hereunder, Lares agrees that no Shareholder (in its capacity as a Shareholder of Mercury) will be liable for claims, losses, damages, liabilities or other obligations resulting from or relating to the Merger Agreement, including any breach by Mercury of the Merger Agreement, and that Mercury shall not be liable for claims, losses, damages, liabilities or other obligations resulting from or related to any Shareholder’s failure to perform its obligations hereunder.

(Signature page follows)

IN WITNESS WHEREOF, Mercury, Lares and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

MEDIA GENERAL, INC.

By: /s/ James F. Woodward Name: James F. Woodward Title: Senior Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (SG)

LIN MEDIA LLC

By: /s/ Richard J. Schmaeling Name: Richard J. Schmaeling Title: Senior Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement (SG)

SHAREHOLDERS:

STANDARD GENERAL FUND L.P.

By: /s/ Joseph Mause

Name: Joseph Mause

Title: Chief Financial Officer

Address: c/o Standard General LP

767 Fifth Avenue, 12th Floor
New York, NY 10153

STANDARD GENERAL COMMUNICATIONS, LLC

By: /s/ Joseph Mause

Name: Joseph Mause

Title: Chief Financial Officer

Address: c/o Standard General LP

767 Fifth Avenue, 12th Floor
New York, NY 10153

Signature Page to Voting and Support Agreement (SG)

Schedule A

Ownership of Mercury Voting Common Stock

Shareholder	Shares of Mercury Voting Common Stock
Standard General Fund L.P.	3,749,526 shares owned of record by Standard General Fund L.P. 22,948,683 shares owned of record by Standard General Communications LLC that are beneficially owned by Standard General Fund L.P.
Standard General Communications LLC	22,948,683 shares owned of record by Standard General Communications LLC

Schedule A